Issuer Free Writing Prospectus filed pursuant to Rule 433

Relating to
Prospectus Supplement dated May 13, 2014 to

Prospectus dated May 8, 2014

Registration Statement Nos.:
 333-183645 (Lexington Realty Trust)

033-04215 (Lepercq Corporate Income Fund L.P.)

LEXINGTON REALTY TRUST
Pricing Term Sheet

Dated May 13, 2014

$250,000,000 4.400% Senior Notes due 2024

This pricing term sheet supplements Lexington Realty Trust’s preliminary prospectus supplement, dated May 13, 2014 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, relating to the offering of the Notes, and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement. All references to dollar amounts are references to U.S. dollars. Unless the context otherwise requires, references to “LXP”, “Company”, “Issuer,” “we,” “us” and “our” in this pricing term sheet mean Lexington Realty Trust and not its subsidiaries.

Issuer:	Lexington Realty Trust
Guarantors:	Lepercq Corporate Income Fund L.P., which we refer to as LCIF, and all of LXP’s future subsidiaries that are borrowers or guarantors under its Second Amended and Restated Credit Agreement, dated February 12, 2013, as amended. We refer to these subsidiaries, including LCIF, as the subsidiary guarantors. Each guarantee of the notes will be an unsecured and unsubordinated obligation of such subsidiary guarantor.
Ratings*:	Baa2 (stable) by Moody’s Investors Service, Inc. BBB- (positive) by Standard & Poor’s Rating Services BBB (stable) by Fitch Ratings, Inc.
Title of Securities:	4.400% Senior Notes due 2024
Principal Amount Offered:	$250,000,000
Trade Date:	May 13, 2014

Settlement Date:	May 20, 2014 (T+5)
Maturity:	June 15, 2024
Interest Payment Dates:	Interest will accrue from the Settlement Date (defined above) and will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2014.
Benchmark Treasury:	2.50% due May 15, 2024
Benchmark Treasury Price / Yield:	99-00 / 2.614%
Spread to Benchmark Treasury:	+180 basis points
Yield to Maturity:	4.414%
Coupon:	4.400% per annum
Denomination:	$2,000 and any integral multiple of $1,000
Public Offering Price:	99.883%
Gross Proceeds:	$249,707,500
Redemption Provision:	Make-whole call at Treasury plus 30 basis points
If the notes are redeemed on or after March 15, 2024, the redemption price will be 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon to, but not including, the applicable redemption date.
CUSIP / ISIN:	529043AD3 / US529043AD36
Book Running Managers:	J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Barclays Capital Inc.
KeyBanc Capital Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Capital One Securities, Inc. PNC Capital Markets LLC Regions Securities LLC TD Securities (USA) LLC

Co-Managers:	Fifth Third Securities, Inc. RBS Securities Inc. U.S. Bancorp Investments, Inc. BB&T Capital Markets, a division of BB&T Securities, LLC

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by the sender.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any state in which such solicitation or sale would be unlawful prior to registration or qualification of these securities under the laws of any such state.

The Issuer and Guarantor have filed a registration statement (including a preliminary prospectus supplement and a base prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the base prospectus in that registration statement (including the documents incorporated by reference therein) for more complete information about the Issuer, the Guarantor and this offering. You may download the preliminary prospectus supplement and the base prospectus (including the documents incorporated by reference therein) for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from (i) J.P. Morgan Securities LLC by calling collect at 1-212-834-4533 or (ii) Wells Fargo Securities, LLC toll free at 1-800-326-5897.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.